Exhibit (a)(7)

The expiration date of the Reload Exchange Offer is 5:00pm, Eastern time, this Friday, January 14, 2005. To participate in the offer, you must complete and deliver your green Election Form to me in the Jacksonville office or fax to my attention at (904) 634-1505.

If you do not return your completed Election Form by the above date and time, the reload feature on your outstanding options will remain unchanged (i.e., Alternative 3).

If you have any questions, you may call Jamie Conroy at 904-598-7819.